EXHIBIT 4.1
                              AMENDED AND RESTATED
                       STATEMENT OF RIGHTS AND PREFERENCES

                                       OF

                    SERIES A 10% CONVERTIBLE PREFERRED STOCK

                                       OF

                      FRANKLIN ELECTRONIC PUBLISHERS, INC.

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                         Pursuant to Section 1522 of the
                      Pennsylvania Business Corporation Law

                                   ----------

            FRANKLIN ELECTRONIC PUBLISHERS, INC., a Pennsylvania corporation (the "Corporation"), certifies that pursuant to the authority contained in
Section 5 of its Certificate of Incorporation (the "Certificate of Incorporation") and in accordance with the provisions of Section 1522 of the Pennsylvania Business Corporation Law of 1988, the Board of Directors of the Corporation (the "Board of Directors") by written consent dated as of March 31, 2001, duly adopted the following recitals and resolutions, which resolutions remain in full force and effect on the date hereof.

            WHEREAS, the Certificate of Incorporation has authorized the issuance of 10,000,000 shares of Preferred Stock having a par value of $2.50 per share (the "Preferred Stock"); and

            WHEREAS, the Certificate of Incorporation has vested the Board of Directors with authority to provide for the issuance of the Preferred Stock in such series, with such voting rights and such designations, preferences, qualifications, privileges, limitations, options, conversion rights and other special rights as shall be stated in the resolutions providing for the issuance of such shares; and

            WHEREAS, the Board of Directors desires to establish and designate a series of the Preferred Stock and to fix the voting rights and preferences, qualifications, privileges, limitations, options, conversion rights and other special rights of such series.

            NOW, THEREFORE, be it,

            RESOLVED, that the Board of Directors hereby establishes a series of the Preferred Stock consisting of 7,000 shares, having a par value of $2.50 per share, to be designated the "Series A 10% Convertible Preferred Stock" (the "Series A Preferred Stock"); and

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            RESOLVED, that the Corporation is hereby authorized to issue such shares of Series A Preferred Stock from time to time and for such consideration and on such terms as the Board of Directors shall determine; and that, subject to the limitations provided by law and by the Certificate of Incorporation, the voting rights, preferences, qualifications, privileges, limitations, options, conversion rights and other special rights of the Series A Preferred Stock shall be as follows:

            1. Dividend Rights. The holders of shares of Series A Preferred Stock shall be entitled to receive as dividends the whole number of additional shares of Series A Preferred Stock of the Corporation equal to 2.5% of the outstanding shares of Series A Preferred Stock held by such holder on June 30, 2001 and equal to 5% of the outstanding shares of Series A Preferred Stock held by such holder on each December 31 and June 30 thereafter, without any further action by the Board of Directors. No fractional shares of Series A Preferred Stock shall be paid as a dividend, and no cash in lieu of fractional shares shall be payable. Any shares of Series A Preferred Stock issued as a dividend with respect to the Series A Preferred Stock will be duly authorized, validly issued, fully paid and non-assessable. No other dividends shall be payable on or with respect to the Series A Preferred Stock. The Corporation shall at all times reserve and keep available from its authorized shares of Series A Preferred Stock for the sole purpose of payment of dividends pursuant to the terms hereof, such number of shares of Series A Preferred Stock as shall from time to time be sufficient for payment of dividends, and shall not issue any shares of Series A Preferred Stock for any other purpose. The Corporation shall increase the number of authorized shares of Series A Preferred Stock if required for the payment of dividends.

            1. Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of the shares of Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, prior and in preference to any distribution of any of the assets of the Corporation to the holders of any common stock or any other class or series of capital stock ranking junior to the Series A Preferred Stock, an amount in cash per outstanding share of the Series A Preferred Stock equal to $1,000 (the "Series A Liquidation Preference"). If the assets of the Corporation are not sufficient to pay in full the Series A Liquidation Preference payable to the holders of outstanding shares of Series A Preferred Stock and the liquidation preference of all other securities that rank pari passu with the Series A Preferred Stock, then the holders of all such shares shall share ratably in such distribution of assets in proportion to the amount which would be payable on such distribution if the Series A Liquidation Preference to which the holders of outstanding shares of Series A Preferred Stock and the liquidation preferences to which the holders of other securities that rank pari passu with the Series A Preferred Stock are entitled were paid in full. Upon any such liquidation, dissolution or winding up of the Corporation, after the holders of Series A Preferred Stock shall have been paid in full their Series A Liquidation Preference, the holders of shares of Series A Preferred Stock shall not be entitled to share in any further distribution of assets. For the purposes of this Section 2, the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property, assets or outstanding equity securities of the Corporation or the merger or consolidation of the Corporation with one or more corporations shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation. Written notice of any voluntary or


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involuntary liquidation, dissolution or winding up of the affairs of the
Corporation, stating the payment date and the place where the distributable amount shall be payable, shall be given by mail, postage prepaid, not less than 60 days prior to the payment date stated therein, to the holders of record of the Series A Preferred Stock at their respective addresses as the same shall then appear on the books of the Corporation.

            2. Conversion. The holders of the Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                  a. Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance thereof into such whole number of fully paid and non-assessable shares of the Corporation's common stock, no par value (the "Common Stock"), as is determined by dividing $1,000 by the Conversion Price at the time in effect (the "Conversion Price"). The initial Conversion Price shall be $5 per share.

                  b. Mechanics of Conversion. In order to convert shares of Series A Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for the Series A Preferred Stock, duly endorsed, at the office of the Corporation and shall give written notice to the Corporation of the election to convert the same. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted.

                  c. Adjustments of the Conversion Price. If the Corporation, at any time while shares of Series A Preferred Stock are outstanding, (i) shall pay a stock dividend or otherwise make a distribution or distributions on the Common Stock in shares of Common Stock, (ii) subdivide the outstanding shares of Common Stock into a larger number of shares, or (iii) combine outstanding shares of Common Stock into a smaller number of shares, then the Conversion Price in effect prior to the date of any such occurrence shall be adjusted to an amount equal to the product of (x) the Conversion Price in effect prior to the occurrence of such event and (y) a fraction of which the numerator shall be the number of shares of Common Stock outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section 3 shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or a combination.

                  d. Conversion Price Reset Provision. If at any time while the Series A Preferred Stock is outstanding the Corporation sells publicly or privately (i) shares of its Common Stock (other than any shares of Common Stock that may be issued pursuant to the Corporation's Restricted Stock Plan or any successor thereto or upon the exercise of any options issued to employees, directors or consultants heretofore or hereafter granted by the Corporation),
(ii) securities convertible into shares of its Common Stock, or (iii) options or warrants (other than options issued to employees, directors or consultants) to purchase shares of its Common Stock or


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securities convertible into shares of its Common Stock (collectively,
"Additional Shares of Common Stock") at a sale, conversion or exercise price per share (the "Issue Price", which Issue Price shall be computed in accordance with the next paragraph of this Section 3(d)), as the case may be, less than the Conversion Price then in effect, the Conversion Price shall be reset to the Issue Price.

            The "Issue Price" received by the Corporation for any issue or sale (or deemed issue or sale) of securities shall (A) to the extent it consists of cash, be computed at the gross amount of cash received by the Corporation before deduction of any reasonable or customary underwriting or similar commissions, compensation or concessions paid or allowed by the Corporation in connection with such issue or sale and without deduction of any expenses payable by the Corporation; (B) to the extent it consists of property other than cash, be computed at the fair value of that property determined in good faith by the Corporation's Board of Directors; and (C) if Additional Shares of Common Stock, convertible securities or rights or options to purchase either Additional Shares of Common Stock or convertible securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration that covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Corporation's Board of Directors to be allocable to such Additional Shares of Common Stock, convertible securities or rights or options.

                  e. Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision or combination provided for in Section 3(c) hereof) provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of such Series A Preferred Stock the number of shares of stock or other securities or property of the Corporation or other consideration to which a holder of the same number of shares of Common Stock deliverable upon conversion would have been entitled upon such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of the Series A Preferred Stock after the recapitalization to the end that the provisions of this Section 3 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

                  f. Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 3, the Corporation shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.

                  g. Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock.


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                  h. Notices. Any notice required by the provisions of this
Section 3 to be given to the holders of shares of Series A Preferred Stock, shall be deemed given if deposited in the United States mail, postage prepaid, or delivered to an express courier, and addressed to each holder of record at his or its address appearing on the books of the Corporation.

            3. Voting Rights. The holders of shares of Series A Preferred Stock shall have the right to one vote for each share of Common Stock into which such Series A Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote, except as otherwise provided herein or as required by law.

            4. Redemption by Corporation. The Corporation may, at its option, at any time subsequent to September 30, 2001, redeem, out of funds legally available therefor, all but not less than all of the shares of Series A Preferred Stock then outstanding, upon not less than 60 days' prior notice to the holders of record of the Series A Preferred Stock to be redeemed, at a per share redemption price equal to the Series A Liquidation Preference.

            5. Status of Converted Stock. In the event any shares of Series A Preferred Stock shall be converted pursuant to the terms hereof or otherwise redeemed or repurchased by the Corporation, the shares so converted, redeemed or repurchased shall be cancelled and shall revert to the category of authorized but unissued shares of Preferred Stock by the Corporation.

            IN WITNESS WHEREOF, Franklin Electronic Publishers, Inc. has caused this Statement to be signed by its Executive Vice President as of the 31st day of March, 2001.

                                        FRANKLIN ELECTRONIC PUBLISHERS, INC.


                                        By: ____________________________________
                                            Gregory J. Winsky
                                            Executive Vice President


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